As filed with the Securities and Exchange Commission on November 19, 2015

Reg. No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Associated Banc-Corp

(Exact name of registrant as specified in its charter)

Wisconsin	6021	39-1098068
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

433 Main Street

Green Bay, Wisconsin

(920) 491-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randall J. Erickson

Executive Vice President, General Counsel and Corporate Secretary

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

Telephone No.: (920) 491-7500

Facsimile No.: (920) 491-7010

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

C.J. Wauters

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

Telephone No.: (414) 273-3500

Facsimile No.: (414) 273-5198

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment there to that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration Statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	205,000 (1)	$19.78 (2)	$4,054,900 (2)	$408.33 (2)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of Common Stock that may become issuable as a result of stock dividend, stock split, stock distribution or other recapitalization.
(2)	Registration fee calculated pursuant to Rule 457(c) under the Securities Act. The registration fee is based on the average of the high and low price of a share of the Common Stock on November 16, 2015 on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

DIVIDEND REINVESTMENT PLAN

205,000 SHARES OF COMMON STOCK

($0.01 par value per share)

The Board of Directors of Associated Banc-Corp (the “Company”) has approved the registration of additional shares of Company common stock, par value $0.01 per share (the “Common Stock”) for the existing Associated Banc-Corp Dividend Reinvestment Plan (the “Plan”). The Plan provides a method for holders of shares of Common Stock of the Company to conveniently reinvest the dividends payable to them in additional shares of Common Stock and to invest in additional shares of Common Stock by making optional cash contributions as described herein. See “Description of Plan-Operation of the Plan” for a discussion of the price at which shares will be issued pursuant to the Plan.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS. INFORMATION OR REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN, IF GIVEN OR MADE, MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR SALE IN SUCH JURISDICTION.

NEITHER DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE THROUGH ITS USE, SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES HAVE BEEN UNCHANGED SINCE THE DATE HEREOF. SEE “DOCUMENTS INCORPORATED BY REFERENCE.”

The date of this Prospectus is September 2, 1997

As amended as of November 19, 2015

AVAILABLE INFORMATION

The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares described in this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits relating thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Company files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission, which is referred to in this document as the “SEC.” The Company’s SEC filings are available to the public online on the SEC’s website at www.sec.gov and on the investor relations page of the Company’s website at www.associatedbank.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on the Company’s website is part of this prospectus. You may also read and copy any document the Company files with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference facilities.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow the Company to “incorporate by reference” information into this prospectus. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Any information incorporated by reference in this prospectus that the Company files with the SEC after the date of this prospectus will automatically update and supersede information contained in this prospectus.

The Company is incorporating by reference in this prospectus supplement the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, except that the Company is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including the portions of our Proxy Statement on Schedule 14A, filed on March 12, 2015, incorporated by reference therein);

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	The Company’s Current Reports on Form 8-K dated January 16, 2015, April 22, 2015, May 22, 2015, June 2, 2015, June 4, 2015 and August 28, 2015; and

•	The description of the Common Stock contained in the registration statement of the Company filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

ASSOCIATED BANC-CORP

Associated Banc-Corp is a bank holding company registered pursuant to the Bank Holding Company Act of 1956, as amended. The Company was incorporated in Wisconsin in 1964 and was inactive until 1969 when permission was received from the Federal Reserve to acquire three banks. As of the date of this prospectus, the Company owned one nationally chartered commercial bank headquartered in Green Bay, Wisconsin which serves local communities across the upper Midwest, one nationally chartered trust company headquartered in Wisconsin, and 17 limited purpose banking and nonbanking subsidiaries either located in or conducting business primarily in the Company’s three-state footprint that are closely related or incidental to the business of banking.

Through the Company’s banking subsidiary and various limited purpose banking and nonbanking subsidiaries, the Company provides a broad array of banking and nonbanking products and services to individuals and businesses through over 200 banking offices serving more than 100 communities, primarily within the Company’s three-state footprint (Wisconsin, Illinois, and Minnesota). At September 30, 2015, we had approximately $27.5 billion of consolidated assets, $20.6 billion of deposits, and $3.0 billion of stockholders’ equity. Measured by total assets held at December 31, 2014, we were the largest commercial bank holding company headquartered in Wisconsin and one of the top 50, publicly traded, U.S. bank holding companies.

The Company’s principal executive office is located at 433 Main Street, Green Bay, Wisconsin 54301, and our telephone number at that address is (920) 491-7500.

DESCRIPTION OF THE PLAN

The Plan is intended to provide shareholders with a convenient means of automatically reinvesting dividends paid on the Company’s Common Stock and making additional investments. The description of the Plan contained in this prospectus constitutes the text of the Plan in its entirety.

The Plan will continue in existence until terminated by the Company. The Plan is administered by Wells Fargo Shareowner Services (the “Administrator”), a division of Wells Fargo Bank, N.A., as agent for the participants. The Company may, without the prior consent of the participants, appoint a different administrator at any time.

THE CREATION AND MAINTENANCE OF THE PLAN BY THE COMPANY DOES NOT REPRESENT A CHANGE IN THE DIVIDEND POLICY OF THE COMPANY OR A GUARANTEE OF THE PAYMENT OF FUTURE DIVIDENDS, WHICH WILL CONTINUE TO DEPEND UPON THE EARNINGS AND FINANCIAL CONDITION OF THE COMPANY AND OTHER FACTORS.

Source of Shares

The Administrator may acquire shares in the open market, in privately negotiated transactions, or from the Company. Shares may be purchased in the open market or in negotiated transactions at such price as the Administrator may determine. If the Company elects to issue shares to the Administrator, such shares will be issued at the average of the high and low sales price on the investment date.

Neither the Company nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

Who May Participate

All common shareholders of record are eligible to participate in the Plan. Shares held in nominee or street name are not held of record by their actual beneficial owners and, therefore, are not eligible to participate in the Plan. Shareholders desiring to participate should request shares to be re-registered in their name.

Shareholders residing in any jurisdiction in which the shares of Common Stock are not registered or not exempt from registration may be denied participation in the Plan or, if enrolled, may be denied continued participation in the Plan.

How to Participate

A shareholder may only participate in the Plan by completing and signing an Account Authorization Card and sending it to the Administrator, or online at shareowneronline.com. Such authorization will be effective as of the first dividend payment date after receipt by the Administrator of the Account Authorization Card, provided that it is received on or before the record date for that dividend. All authorizations currently on file are deemed to remain in effect. An Account Authorization Card may be obtained at any time by phone or written request to the Administrator. Shareholders wishing to change their option or cease participation in the Plan may do so online at shareowneronline.com, by telephone or through the mail (see Contact Information).

Summary of the Plan

Dividend Reinvestment Options

Shareholders may participate in the Plan by choosing to reinvest all, part or none of the dividends payable to them for the purpose of buying additional shares of Common Stock. The options available to you are as follows:

•	Full Dividend Reinvestment. All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares. The participant will not receive cash dividends from the Company; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. (RD)

•	Partial Cash Dividend by Share Amount. A participant may elect to be paid cash for a portion of the dividend and reinvest the remainder. The partial elected to be paid will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book entry DRS. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (PS-N)

•	Partial Dividend Reinvestment by Percentage. A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RX-N)

•	Cash Dividends. All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through book-entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RPO)

Dividends (when declared) are currently paid on the 15th day of March, June, September and December. If the 15th day of such month does not occur on a trading day, the dividends are paid on the next immediate trading date. Dividend payment dates may be changed by the Company from time to time.

Direct Deposit of Cash Dividends

For electronic direct deposit of any dividend funds, contact the Administrator to request a Direct Deposit of Dividends Authorization Card. The participant should include a voided check or deposit slip from the bank account for which to set up direct deposit. If the shares are jointly owned, all owners must sign the form. You may change your designated bank account for direct deposit or discontinue this feature at any time by submitting to the Administrator a new Direct Deposit of Dividends Authorization Form or online at shareowneronline.com.

Optional Cash Investment

Participants may also make optional cash investments to the Plan (see Investment Summary and Fees). Optional cash investments may be made by a participant when enrolling by enclosing a check (made payable to Shareowner Services in U.S. dollars) or by authorizing one-time or recurring automatic bank withdrawals from a

U.S. or Canadian financial institution with the Account Authorization Card. Subsequent optional cash investments may be sent at any time thereafter. The Administrator will purchase shares of Common Stock on the next investment date following receipt of the optional cash payment. In the months in which dividends are paid, optional cash payments and dividends will be invested concurrently on the dividend payment date. If the investment date of such month does not occur on a trading day, the purchases will be made on the next immediate trading date.

The Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of shares for you. The Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from you.

Automatic Investments (“ACH”)

As an alternative to sending a check for optional cash investments, participants may elect to have funds automatically withdrawn from their checking or savings account at a U.S. bank. To initiate automatic investments, participants must complete and sign an Account Authorization Card for Automatic Withdrawal and return it to the Administrator with a voided blank check or savings deposit slip for the account from which funds are to be withdrawn. Cards will be processed and will become effective as promptly as administratively possible, however participants should allow four to six weeks for the first investment to be initiated. Automatic investments may also be initiated by going online to shareowneronline.com.

Once automatic investments are initiated, funds will be withdrawn from the participant’s designated bank account on the 5th day of the month, or the next business day if the 5th day is not a business day. Changes or a discontinuation of automatic withdrawals can be made online at shareowneronline.com, by telephone or by using the Transaction Request Form attached to the participant’s statement. If a participant’s bank account is closed or changed, a new Account Authorization Card for Automatic Withdrawal must be completed and submitted to the Administrator. To be effective with respect to a particular investment date, the new card must be received by the Administrator at least 15 business days preceding such investment date.

The Administrator will assess you a fee if any optional cash payment is returned unpaid, whether the investment was made by check or an attempted automatic withdrawal from your bank account (see Investment Summary and Fees). By enrolling in the Plan, you authorize the Administrator to deduct this fee by selling shares from your Plan account.

Fees and Charges

All brokerage commissions, service charges, transaction fees and other costs associated with the administration of the Plan will be paid by the Participant.

Investment Summary and Fees

Summary
Minimum cash investments
Minimum one-time optional cash purchase	$50.00
Minimum recurring automatic investments	$50.00
Maximum cash investments
Maximum annual investment	$50,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None

Fees
Investment fees
Dividend reinvestment	$1.60
Check investment	$5.00
One-time automatic investment	$3.50
Recurring automatic investment	$2.00
Dividend purchase trading commission per share	$0.06
Optional cash purchase trading commission per share	$0.06
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check/rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

These fees and brokerage commissions are subject to change at any time and without notice to the Participant.

Operation of the Plan

The Administrator will apply all dividends and cash, if any, contributed to the Plan to the purchase of Common Stock. The Company may, at its option, issue all or any portion of the shares required by the Plan or may direct the Administrator to acquire all or any portion of such shares through open market purchases. The Company will not, however, be obligated to issue shares. Shares issued by the Company will be issued at the average of the high and low sales price on the investment date. Shares purchased in the market will be at the then-prevailing market prices (and in negotiated trades).

Shares acquired for the Plan will be credited to the accounts of the participants at the average price per share paid for that dividend investment period. Participants may vote their shares, will receive dividends, and will receive all other rights accorded to shareholders.

The Administrator will apply all funds received as dividends for the acquisition of shares within thirty (30) days after receipt. A participant may withdraw the entire optional cash contribution if the Administrator receives written request for a refund two business days before the funds are to be invested. Cash contributions made to the Administrator will be applied to the acquisition of shares on the investment date or within thirty (35) days thereafter, except where postponement is deemed necessary to comply with applicable provisions of the federal securities laws. The account of each participant will be credited with the number of shares acquired pursuant to the Plan, computed to three decimal places. Shares of Common Stock distributed by the Company as a result of a stock dividend or stock split will be credited to a participant’s account.

During the period that an optional cash investment is pending, the collected funds in the possession of the Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Administrator or for which the Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Administrator. Investment income from such Permitted Investments shall be retained by the Administrator.

Reports and Proxy Materials

The Administrator will send a statement of account to participants after applying all funds received for that investment period. The statement of account will reflect all transactions and activity for the account from the date of the preceding statement. Participants will receive communications from the Company that are sent to all other shareholders, including annual reports and proxy solicitation material, covering shares held by the Administrator and Internal Revenue Service information for reporting dividends paid. All such statements and communications will be sent to the address of the participant as reflected on the books of the Administrator. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

All shares credited to a participant’s Plan account will be voted as directed by the participant. A proxy card will be sent to each participant in connection with any annual or special meeting of Shareholders. The proxy will apply to all shares registered in the participant’s name, and to all shares credited to the participant’s account under the Plan.

As in the case of non-participating shareholders, if no instructions are indicated on a properly signed and returned proxy card, all of the participant’s shares will be voted in accordance with the recommendation of the Company’s board of directors. If the proxy card is not returned, or is returned unsigned, the participant’s shares will not be voted unless a properly signed proxy card is thereafter returned to the Company or if the participant or a duly authorized person votes in person at the meeting.

Share Safekeeping Service

In addition to retaining the shares purchased under the Plan, the Administrator provides a “safekeeping” service under which any certificated shares of Common Stock sent by a participant to the Administrator for safekeeping are credited to a participant’s account. This safekeeping service is available for certificated shares which a participant currently owns and for any certificated shares which a participant subsequently acquires. Shareholders must be participants to use the safekeeping service (whether you have elected full or partial reinvestment or cash payments only). If you wish to deposit any certificated shares, you must mail your request and your certificate(s) to the Administrator. The certificates should not be endorsed.

Insurance covers the replacement of shares of Common Stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time you mail the certificates until replacements are made. It is recommended that certificates be sent to the Administrator by registered mail, return receipt requested and insured for possible mail loss for 3% of the market value; this represents your replacement costs if the certificates are lost in transit to the Administrator.

OPTIONAL MAIL LOSS INSURANCE Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen.

The Administrator can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Mail loss insurance covers the cost of the replacement surety bond only. Replacement transaction fees may also apply.

To purchase the optional mail loss insurance include your $10.00 check, made payable to WFSS Surety Program, along with your certificates, Transaction Request Form and any other instructions you may have. You must also use an accountable mail delivery service as discussed below.

To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any package may not contain certificates exceeding a total value of $100,000.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date and sender must have delivery service tracking number.

The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Withdrawal from the Plan

A participant may terminate participation in the Plan at any time by instruction to the Administrator. Requests can be made online, by telephone or through the mail (see Contact Information). A participant requesting termination may elect to retain Company shares or to sell all or a portion of the shares in the account. If a participant chooses to retain the Plan shares, they will be converted and held in book-entry DRS. Any fractional shares will be sold and a check will be sent to the participant for the proceeds. If a participant chooses to sell the Plan shares, the Administrator will sell such shares at the current market value and will send the proceeds to the participant, less fees and any applicable taxes. If no election is made in the request for termination, whole Plan shares will be converted to book-entry DRS. Upon termination, any uninvested contributions will be returned to the participant. Any future dividends will be paid in cash, unless the participant rejoins the Plan.

If the participant’s request to terminate their participation in the Plan is received on or after a dividend record date, but before the dividend payable date, the participant’s termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to the participant.

The Administrator reserves the right to terminate participation in the Plan if a participant does not have at least one whole share in the Plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional share, less any transaction fee and brokerage commission (see Investment Summary and Fees).

Sale of Shares

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of the Company are traded. Depending on the number of Company shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – The Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see Investment Summary and Fees). The Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

The Company’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The Company’s Insider Trading Policy provides that the participant may not trade in the Common Stock if in possession of material, non-public information about the Company. Share sales by employees, “affiliates” and officers of the Company who are subject to Section 16 of the Securities Exchange Act must be made in compliance with the Company’s Insider Trading Policy.

Marketability of Shares

All shares of Common Stock issued in connection with the Plan will be registered under the Securities Act. Individuals who may be deemed to be “affiliated” or “control” persons of the Company may be subject to volume restrictions on periodic resale of shares imposed by Rule 144 under the Securities Act.

Shares credited to a participant’s account may not be pledged or assigned, unless such shares are withdrawn from the Plan.

Administration of the Plan

Contact Information

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

For existing registered shareowners:

1.	Go to shareowneronline.com
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-468-9716 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares:*

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

If sending in a certificate for deposit, see Certificate Deposit and Withdrawal information.

The Company may modify, amend, suspend, or terminate the Plan, or any shareholder’s interest in the Plan, at any time, including the period between a dividend record date and the related dividend payment date, upon the giving of ninety (90) days prior written notice to each affected participant and, in the case of the modification, amendment, suspension, or termination of the Plan, thirty (30) days prior written notice to each non-participating shareholder.

If the Plan is amended or restated, a current participant will automatically be enrolled unless the participant gives written notice to the contrary. The Company also reserves the right to terminate any shareholder’s participation in the Plan at any time. Any question of interpretation arising under the Plan will be determined solely by the Company.

In administering the Plan, neither the Company, the Administrator nor any independent agent selected by the Administrator are liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a Plan account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.

The Administrator undertakes to perform such duties and only such duties as are expressly set forth within this prospectus to be performed by it, and no implied covenants or obligations shall be read into the Plan against the Administrator or us.

Except for negligence or willful misconduct on its part, the Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. The Administrator shall not be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), unless the loss or damage is the result of negligence or willful misconduct on its part or in the event the Administrator has been advised of the likelihood of such loss or damage and takes no action within its control and within acceptable industry practices. The Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.

TAXATION OF SHARES PURCHASED OR SOLD UNDER THE PLAN

Reinvested Dividends. In general, all dividends paid to a participant are considered taxable income. Dividend reinvestment does not relieve a participant of any income tax payable on the dividends. When the Administrator purchases Company Common Stock for a participant’s account on the open market with reinvested dividends, the participant must include in his or her taxable income an amount equal to the number of shares purchased with the participant’s reinvested dividends multiplied by the actual purchase price to the Administrator of the shares.

Cost Basis of Shares. For federal income tax purposes, the cost basis of shares (or any fraction of a share) purchased with reinvested dividends or optional cash investments is the purchase price of the shares, plus any related brokerage commissions and investment fees treated as taxable dividend income.

Cost Basis Reporting Methods. This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different IRS-approved method of determining the tax basis of shares by identifying this preference in writing to the Administrator. Participants may designate their preference for specific identification cost basis at any time.

Withdrawal from Plan. Upon the withdrawal of shares from the Plan, a participant will not realize any taxable income upon the receipt of whole shares that have previously been credited to the participant’s account under the Plan. However, a participant who receives a check for fractional shares will realize a taxable gain or loss, measured by the difference between the amount the participant receives for the fractional shares and the participant’s tax basis in those fractional shares.

Sale or Exchange of Shares. A participant will realize a gain or loss upon the sale or exchange of shares. The amount of gain or loss will be equal to the difference between the amount the shareholder receives for each share and the shareholder’s tax basis for the share.

Information Reporting and Withholding. The Administrator will report to participants, and to the Internal Revenue Service if required, the amount of dividend income received by participants on a calendar year basis. If a participant, including a foreign shareholder, is subject to federal income tax withholding on dividend income, the amount of tax to be withheld will be deducted from the dividend before reinvestment, and only the net amount will be reinvested in additional shares. A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign entity-owned accounts may also be subject to 30% withholding on all applicable U.S.-source income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds from the sale or exchange of securities that can produce U.S.-source dividends will also be subject to potential FATCA withholding effective on January 1, 2019. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code. The Administrator will also send each participant a statement after the close of each calendar year that will show total dividends paid, cash contributions made, the tax basis of shares acquired, and the market price of shares sold under the Plan for that calendar year. A participant should retain the statements for tax reporting purposes. The Plan has not been qualified under Section 401 of the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended.

The foregoing discussion is merely a summary of the federal income tax consequences of participating in the Plan. Each shareholder who contemplates becoming a participant in the Plan should consult his or her own tax advisor regarding the tax consequences of participation in the Plan (including federal, state, local and other tax and withholding laws).

STOCK DIVIDENDS OR STOCK SPLITS

Any stock dividends or split shares of Common Stock distributed by the Company on shares credited to a participant’s account or on shares held a participant in the form of stock certificates will be credited to such participant’s account. This activity will be included on any statement sent to participants by the Administrator.

MARKET RISK

A participant’s investment in shares of Common Stock held in the Plan is no different than a direct investment in shares of the Company. A participant will continue to bear the risks and rewards from changes in the marketplace.

Neither the Company nor the Administrator can guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

USE OF PROCEEDS

The Company has no basis for estimating either the number of shares that ultimately will be issued by the Company or the aggregate amount that the Company will receive for such issued shares. The proceeds to the Company from the issuance of shares by the Company, if any, will be applied to general corporate purposes.

INDEMNIFICATION

Pursuant to the provisions of the Wisconsin Business Corporation Law, the Company has adopted provisions in its Bylaws which provide for the indemnification of all persons who are officers, directors, employees, or agents of the Company or any of its wholly-owned subsidiaries and any person who serves as an officer or director of another corporation or in a substantially similar position with any other entity at the request of the Company against liabilities incurred in connection with their service to the Company or such other entities. Such persons are indemnified for any judgments or other amounts for which they are found liable and fees and expenses to the extent that such individual has been successful on the merits or otherwise in the defense of any such matter. Indemnification of such persons from liability for violations of the Securities Act is not excluded from such provisions; therefore, such persons may be entitled to indemnity from the Company in the event that they are found liable for violations of the Securities Act. The Company also maintains an insurance policy covering its directors and officers against certain civil liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The legality of shares to be issued in connection with the Plan and certain other legal matters will be passed upon for the Company by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements of Associated Banc-Corp as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, which are included in the Company’s Annual Report on Form 10-K, have been incorporated by reference in this supplement and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Associated Banc-Corp

Corporate Office

Associated Banc-Corp

Attention: Corporate Secretary

433 Main Street

Green Bay, Wisconsin 54301

(920) 491-7500

Wells Fargo Shareowner Services is the Administrator of the Plan. For a Plan prospectus, enrollment, requests to sell, other inquiries or forms or requests to initiate certain account transactions: shareowneronline.com.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuances and Distribution.

The following table sets forth those expenses to be incurred by Associated Banc-Corp in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates.

SEC registration fee	$408

Printing expenses	2,000

Legal fees and expenses	7,500

Accounting fees and expenses	15,000

Miscellaneous expenses	1,800

Total	$26,708

Item 15. Indemnification of Directors and Officers.

The Registrant is incorporated under the Wisconsin Business Corporation Law. Under Section 180.0851 of the Wisconsin Business Corporation Law, the Registrant shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Registrant. In all other cases, the Registrant shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Registrant, unless liability was incurred because he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Pursuant to Section 180.0852 of the Wisconsin Business Corporation Law, the Registrant’s Amended and Restated Articles of Incorporation, as amended, may limit the foregoing obligations. Section 180.0858 of the Wisconsin Business Corporation Law provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s Amended and Restated Articles of Incorporation, as amended, Amended and Restated Bylaws, a written agreement between the director or officer and the Registrant or a resolution adopted by the Board of Directors or adopted by majority vote of the Registrant’s shareholders.

Section 180.0859 of the Wisconsin Business Corporation Law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses, and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the Wisconsin Business Corporation Law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale, or purchase of securities.

The Registrant’s Amended and Restated Articles of Incorporation contains no provisions in relation to the indemnification of directors and officers of the Registrant.

Article XI of the Registrant’s Amended and Restated Bylaws (“Article XI”) authorizes indemnification of officers and directors of the Registrant consistent with the description of the indemnification provisions in

Section 180.0851 of the Wisconsin Business Corporation Law as described above. Article XI provides that the Registrant shall indemnify a director, officer, employee, or agent of the Registrant to the extent such individual has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration, or other proceeding, whether formal or informal (including, but not limited to, any act or failure to act alleged or determined (i) to have been negligent; (ii) to have violated the Employee Retirement Income Security Act of 1974; or (iii) to have violated Sections 180.0832, 180.0833 and 180.1202 of the Wisconsin Business Corporation Law, or any successor thereto, regarding loans to directors, improper dividends and distributions of assets, which involves foreign, federal, state or local law and which is brought by or in the right of the Registrant or by any other person or entity, to which the director, officer, employee or agent was a party because he or she is a director, officer, employee or agent.

Item 16. Exhibits.

(a)	The following Exhibits are filed as part of this Registration Statement.

Exhibit No.

5	Opinion of Godfrey & Kahn, S.C.
23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5)
23.2	Consent of KPMG LLP
24	Powers of Attorney

(b)-(c)	Not applicable

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus file pursuant to Rule 424(b) that is part of this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of the securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on the 19th day of November, 2015.

ASSOCIATED BANC-CORP

By:	/s/ Philip B. Flynn
Philip B. Flynn
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities on the dates indicated.

Signature	Date

/s/ Philip B. Flynn Philip B. Flynn President and Chief Executive Officer (Principal Executive Officer)	November 19, 2015

/s/ Christopher J. Del Moral-Niles Christopher J. Del Moral-Niles Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	November 19, 2015

Directors:	John F. Bergstrom, Ruth M. Crowley, Philip B. Flynn, R. Jay Gerken, William R. Hutchinson, Robert A. Jeffe, Eileen A. Kamerick, Cory L. Nettles, J. Douglas Quick, Karen T. van Lith and John (Jay) B. Williams

By:	/s/ Randall J. Erickson Randall J. Erickson, As Attorney-In-Fact *	November 19, 2015

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

Exhibit Number	Document Description

5	Opinion of Godfrey & Kahn, S.C.

23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5)

23.2	Consent of KPMG LLP

24	Powers of Attorney